Ex99.B5d

         AMENDMENT NO. 2 TO MANAGEMENT AND TRANSFER AGENT AGREEMENT

     Agreement made this 20th day of August, 1993, by and between PDC&J PRESERVATION FUND (the "Fund") and PDC&J SERVICE CORP.

                                  RECITALS

     WHEREAS, the parties entered into a Management and Transfer Agent Agreement dated January 4, 1985 (the "Agreement"); and

     WHEREAS, the parties desire to amend the Agreement to eliminate the requirement of approval by the Fund's shareholders of any amendments to the Agreement; and

     WHEREAS, the shareholders of the Fund approved this Amendment to the Agreement on August 20, 1993.

     NOW, THEREFORE, it is mutually agreed as follows:

     1. Section 7 of the Agreement is hereby amended to read as follows:

          "7. AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be changed, waived, discharged or terminated orally, and no amendment of this Agreement shall be effective until approved by the Board of Trustees of the Fund, including a majority of the trustees who are not interested persons of you or of the Fund."

     2. In all other respects, the Agreement remains in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

ATTEST:                              PDC&J PERFORMANCE FUND

/S/ JAMES M. JOHNSON                 /S/ LESLIE O. PARKER III
----------------------------         --------------------------------
James M. Johnson, Secretary          Leslie O. Parker III, President



ATTEST:                              PDC&J SERVICE CORP.

/S/ JAMES M. JOHNSON                 /S/ LESLIE O. PARKER III
----------------------------         --------------------------------
James M. Johnson, Secretary          Leslie O. Parker Iii, President